Exhibit 3.11
CERTIFICATE OF FORMATION
OF
HM COOP LLC
     This Certificate of Formation of HM COOP LLC (the “LLC”) is being duly executed and filed by Michael S. Colvin, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act. (6 Del. C. § 18-101, et seq.).
     FIRST: The name of the limited liability company formed hereby is HM Coop LLC.
     SECOND: The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: This Certificate of Formation shall be effective on the date of filing.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 18th day of February, 2000.

Michael S. Colvin
Authorized Person

Certificate of Amendment to Certificate of Formation
of
HM COOP L.L.C.
     It is hereby certified that:
     1. The name of the limited liability company (hereinafter called the “limited liability company”) is HM Coop L.L.C.
     2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:
“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”
Executed on November 7, 2003.

HM Coop, L.L.C.
By:	ACTIVANT SOLUTIONS INC.,
Sole Member

By:
Richard W. Rew, II, Secretary